Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated September 25, 2023, except for the effects of the revision discussed in Note 2(ad) as to which the date is November 15, 2024, relating to the financial statements appearing in the Annual Report on Form 20-F of Maase Inc. for the year ended June 30, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum Asia CPAs LLP

New York, New York

August 7, 2026